UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2021

SONOCO PRODUCTS COMPANY
 Commission File No. 001-11261

Incorporated under the laws	I.R.S. Employer Identification
of South Carolina	No. 57-0248420
1 N. Second St.
Hartsville, South Carolina 29550
Telephone: 843/383-7000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
No par value common stock	SON	New York Stock Exchange, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.
On June 17, 2021, Sonoco Products Company (the “Company”), acting solely in its capacity as plan sponsor of the Sonoco Products Pension Plan for Inactive Participants (the “Plan”), a frozen defined benefit pension plan that is qualified under Internal Revenue Code Section 401(a), along with other parties acting on behalf of the Plan, entered into an agreement (the “Agreement”) with Athene Annuity and Life Company and Athene Annuity & Life Assurance Company of New York (collectively, “Athene”) relating to the Plan. Under the Agreement, the Plan, through an independent fiduciary, agreed to purchase group annuity contracts from Athene and transfer to Athene the future benefit obligations and annuity administration for Plan participants (or their beneficiaries) (“Transferred Participants”). Following the transfer of the future benefit obligations through the purchase of the group annuity contracts, the Plan will be terminated.

With the purchase of the group annuity contracts, the pension benefit obligations and annuity administration for all Plan participants (approximately 8,300 Transferred Participants) will be irrevocably transferred to Athene, which will irrevocably guarantee the pension benefits of the Transferred Participants. In May 2021, the Plan paid approximately $488 million of Plan liabilities through lump-sum payments to approximately 2,250 deferred vested Plan participants who voluntarily elected a lump-sum distribution of their Plan benefits. The remaining Plan liabilities, totaling approximately $900 million, will be settled and transferred through the purchase of the group annuity contracts, pursuant to the Agreement. The purchase of the group annuity contracts will be funded entirely by Plan assets. In addition to the $50 million contribution made by the Company to the Plan on April 28, 2021, the Company made an additional contribution to the Plan of $83 million on June 18, 2021 in order to fully fund the transition of the Plan's liabilities and eventual termination of the Plan.

The transactions contemplated by the Agreement are subject to customary closing conditions, including certain termination clauses. If all of the closing conditions are met, the Company expects the transaction to be completed on June 24, 2021. Athene will then assume liability for pension benefit obligations and responsibility for distribution of payments to the Transferred Participants, subject to the terms of the Agreement, as of September 30, 2021. As a result of the transactions contemplated by the Agreement, and the lump-sum payments made in May 2021, the Company expects to recognize non-cash, pre-tax pension settlement charges totaling approximately $550 million in the second quarter of 2021.

The foregoing summary of the Agreement is qualified in its entirety by reference to the text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

This Form 8-K may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the aforementioned estimated accounting adjustments. Use of the words “expects,” “will,” “anticipates,” or the negative of those words or similar expressions identify forward-looking statements. These forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and assumptions made by management. The statements are based on assumptions about many important factors, including the following, which could cause actual results to differ materially from those in the forward-looking statements: the satisfaction or waiver of all closing conditions contained in the Agreement, without unexpected delays or conditions; the Company’s ability to realize, or realize in the expected time frame, the anticipated benefits from the transaction contemplated by the Agreement, or the amount of the expected settlement charge; and other risks identified in the Company’s most recent filing on Form 10-K and other Securities and Exchange Commission filings, all of which are available on the Company’s website. The Company does not undertake to update its forward-looking statements.

Item 9.01     Financial Statements and Exhibits.
(d) Exhibits

Exhibit
No.		Description of Exhibits

10.1	*	Commitment Agreement with Athene, dated June 17, 2021
104		Cover Page Interactive Data File (embedded within the Inline XBRL document)
*    Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission upon request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO PRODUCTS COMPANY

Date: June 23, 2021	By:	/s/ Julie C. Albrecht
Julie C. Albrecht
Vice President and Chief Financial Officer